Exhibit 23.3
KPMG LLP 811 Main Street Houston, TX 77002

Consent of Independent Auditors

We consent to the use of our report dated September 30, 2026, with respect to the statements of revenues and direct operating expenses of certain oil and natural gas properties of Devon Energy Corporation located in the Eagle Ford, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Houston, Texas
October 8, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.